Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-145667 and 333-113960) pertaining to the 2003 Stock Incentive Plan, Registration Statements (Form S-8 Nos. 333-137184, 333-129151, and 333-81260) pertaining to the 2006 Director Equity Compensation Plan, the 401(k) Savings Plan, and 1999 Long-Term Incentive Plan of Multi-Color Corporation of our report dated September 03, 2010 with respect to the financial statements of Guidotti Centro Stampa S.p.A. for the years ended December 31, 2009 and 2008 included in this Form 8-K/A of Multi-Color Corporation.

/s/ Reconta Ernst & Young S.p.A.

Florence, Italy

September 10, 2010